QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.5

FOR IMMEDIATE RELEASE:

Preview Systems Reports Second Quarter 2001 Results

Initial Cash Distribution To Stockholders Approved At $3.50 Per Share

Mountain View, CA, July 19, 2001—Preview Systems, Inc. (NASDAQ:PRVW), today announced its Board of Directors has established July 25, 2001 as the final record date for the Company and has approved an initial distribution of net available assets of $3.50 per share. It is currently anticipated that this initial distribution will be made on August 10, 2001 to stockholders of record as of the final record date. The Company also reported second quarter 2001 financial results for the period ended June 30, 2001.

Plan of Liquidation & Dissolution Summary:

  •
  A final record date of July 25, 2001 has been established. At the close of business on this date, the Company will close its stock transfer books and discontinue recording transfers and sales of shares of its common stock. All liquidating distributions will be made to stockholders according to their holdings of the Company's common stock as of this final record date.
  •
  It is currently anticipated that at the close of business on July 25, 2001, the Company will file the requisite dissolution documents with the appropriate authorities and will also request that it be delisted from the Nasdaq National Market after which time all trading of its common stock will cease.
  •
  An initial cash distribution amount to stockholders of $3.50 per share with an anticipated distribution date of August 10, 2001 has been approved by the Board of Directors.
  •
  Aladdin asset sale transaction was closed as of July 17, 2001.
  •
  Matsushita source code license transaction was closed as of July 5, 2001.
  •
  The Company will retain a contingency reserve of approximately $5.3 million to ensure it will be able to meet its legal obligations that may arise during the wind down period, which is expected to be completed in mid 2004.
  •
  The Company expects to make subsequent distributions, as appropriate, during the course of the wind down period as non-cash assets are converted to cash and liabilities are settled.
  •
  The Company adopted the liquidation basis of accounting effective July 1, 2001. See the attached pro forma balance sheet as of June 30, 2001 for more details.

Vincent Pluvinage, president and chief executive officer of Preview Systems, stated, "With the successful close of the sale of our electronic software distribution business to Aladdin and the non-exclusive license of our electronic music distribution source code to Matsushita, we are in a position to begin the process of returning capital to our stockholders. We remain committed to complete the wind down of our business in an efficient manner, keeping the best interests of our stockholders in mind."

Looking forward, Preview Systems will focus its efforts on winding up its business and affairs, selling and liquidating remaining assets, paying creditors and making distributions to stockholders, all in accordance with the plan of liquidation and dissolution adopted by the Company's stockholders on July 13, 2001. The Company anticipates it will continue to file periodic reports with the Securities and Exchange Commission (SEC) until such time as the SEC may waive such requirements. The timing and amounts of any subsequent distributions to stockholders will be determined by the Company's Board of Directors as the plan of dissolution is executed over the next three years.

Second Quarter Results

Preview Systems reported second quarter 2001 revenues of $875,000, compared to revenues of $2.4 million in the second quarter of 2000. For the six months ended June 30, 2001, the Company reported $2.4 million in revenues compared to $4.1 million in the same period of 2000.

Including a restructuring charge, acquisition-related charges and stock-based compensation costs, the Company reported a second quarter and six-month net loss of $9.3 million ($0.53 per share) and $19.9 million ($1.15 per share), compared to a net loss of $5.3 million ($0.31 per share) and $12.3 million ($.73 per share) in the corresponding 2000 periods. Preview Systems recorded a restructuring charge of $4.6 million and $8.1 million during the second quarter and first half of 2001, respectively. The restructuring charge for the second quarter was in line with previous guidance.

Excluding the restructuring charge, acquisition-related costs and costs associated with stock-based compensation, Preview Systems posted a pro forma second quarter loss of $2.9 million or ($0.16) per share, compared to a pro forma loss of $3.7 million or ($0.22) per share in the second quarter of 2000.

Upon approval by our stockholders of the plan of dissolution, the Company adopted the liquidation basis of accounting effective July 1, 2001. The attached pro forma balance sheet as of June 30, 2001 details the adjustments necessary to reflect management's current best estimates of the net realizable value of the assets and liabilities of the Company. Specifically, the Company has adjusted the "going concern" balance sheet to reflect the transactions with Aladdin and Matsushita and to record its best estimates of all costs associated with the wind down of the Company. Financial statements for future periods will be prepared on the liquidation basis of accounting.

For more information, please visit the Preview Systems Web site at http://www.previewsystems.com or view our public filings at the Securities and Exchange Commission Web site at www.sec.gov.

    Preview Systems and the Preview Systems logo are trademarks or registered trademarks of Preview Systems, Inc.

This press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors created by this section. These forward-looking statements include our strategies, intentions and statements containing the words "believe," "anticipate," "expect," and similar words. No assurance can be given that Preview will be able to avoid circumstances that might prevent it from making liquidation payments, including litigation or new liabilities that might arise between now and any liquidation payment date. Other important factors include delay and or additional costs associated with compliance or failure to comply with rules and regulations associated with our plans to liquidate a portion of the cash of the company through a distribution to stockholders; amendment, delay in implementation or termination of any plan to wind down Preview; the liability of Preview's stockholders for Preview's liabilities in the event contingent reserves are insufficient to satisfy such liabilities; the risks posed by the large numbers of patents and frequent litigation based on patent and intellectual property infringement which characterizes our industry; we have in the past been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of third-party intellectual property rights; the transactions we have agreed to, and any winding-down of Preview in the future, may result in payments to stockholders that are substantially lower than the price a stockholder paid for shares of our Common Stock. Further, the stock market has recently experienced record volatility. In general, market prices for Internet-related companies and, in particular, our stock has experienced extreme fluctuations. The matters discussed in this press release involve additional risks and uncertainties described from time to time in our press releases and filings with the SEC, including our definitive proxy statement dated June 6, 2001, our annual report on Form 10-K for the year ended December 31, 2000, including our Form 10-K/A and our quarterly reports on Form 10-Q. We assume no obligation to update the forward-looking information contained in this press release.

Contacts:

Preview Systems Contact:	Preview Systems Investor Contact:
Roger Rowe	Erik Knettel
Chief Financial Officer	Thomson Financial / Carson
503-525-6875	212-701-1963

Preview Systems, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2001	2000	2001	2000
Revenues:
Network transaction fees	$840	$2,055	$2,276	$3,290
Services	35	350	137	784

Total revenues	875	2,405	2,413	4,074

Operating expenses:
Research and development	2,163	3,231	6,110	6,050
Sales and marketing	1,335	3,402	4,317	6,375
General and administrative	1,043	1,025	2,444	2,040
Restructuring and other costs	4,600	—	8,101	—
Acquisition related costs	901	519	1,824	1,038
Stock-based compensation	944	1,098	1,427	3,912

Total operating expenses	10,986	9,275	24,223	19,415

Loss from operations	(10,111)	(6,870)	(21,810)	(15,341)
Other income (expense):
Interest, net	836	1,626	2,016	3,077
Other, net	(25)	(23)	(57)	(50)

Total other income (expense)	811	1,603	1,959	3,027

Net loss	$(9,300)	$(5,267)	$(19,851)	$(12,314)

Basic and diluted net loss per share	$(0.53)	$(0.31)	$(1.15)	$(0.73)

Shares used in per share calculations	17,388	16,961	17,331	16,879

Preview Systems, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2001	2000	2001	2000
Pro Forma Results (See Note 1 Below):
Pro forma net loss, excluding restructuring, acquisition related costs, and stock-based compensation	$(2,855)	$(3,650)	$(8,499)	$(7,364)

Pro forma basic and diluted net loss per share, excluding restructuring, acquisition related costs, and stock-based compensation	$(0.16)	$(0.22)	$(0.49)	$(0.44)

Shares used in pro forma basic and diluted net loss per share	17,388	16,961	17,331	16,879

Note 1: Pro forma results for the quarters and six month period ended June 30, 2001 and 2000 are presented for informational purposes only and are not prepared in accordance with generally accepted accounting principles. Pro forma results present the operating results of Preview Systems, Inc., excluding charges of $6,445 and $1,617 for the quarters ended June 30, 2001 and 2000, and $11,352 and $4,950 for the six month periods ended June 30, 2001 and 2000, for restructuring, acquisition related costs and stock-based compensation.

Preview Systems, Inc.
Consolidated Balance Sheets
(in thousands, except per share amounts)
(unaudited)

	June 30, 2001	December 31, 2000
ASSETS:
Current Assets:
Cash and short-term marketable securities	$66,668	$78,465
Accounts receivable	2,209	4,741
Prepaid expenses	704	1,187
Other current assets	350	957

Total current assets	69,931	85,350
Property and equipment, net	2,734	3,129
Intangibles, net	856	1,902
Investments	343	935
Long-term marketable securities	—	1,000
Long-term receivables	—	300
Other assets	481	207

Total assets	$74,345	$92,823

LIABILITIES AND STOCKHOLDERS'S EQUITY:
Current liabilities:
Accounts payable	$459	$754
Accrued liabilities	3,900	3,218
Deferred revenue	2,310	2,993
Current portion of long-term obligations and other	4	117

Total current liabilities	6,673	7,082
Deferred revenue, less current portion	—	863
Long-term obligations, less current portion, and other	147	208

Total liabilities	6,820	8,153

Stockholders' equity:
Preferred stock, $.0002 par value	—	—
Common stock, $.0002 par value	3	3
Additional paid-in capital	143,783	143,472
Stockholders notes receivable	(937)	(1,912)
Deferred compensation	(29)	(1,449)
Accumulated deficit	(75,295)	(55,444)

Total stockholder's equity	67,525	84,670

Total liabilities and stockholder's equity	$74,345	$92,823

Preview Systems, Inc.
Pro Forma Consolidated Balance Sheet
June 30, 2001
(in thousands, except per share amounts)
(unaudited)

	Going Concern Basis of Accounting	Adjustments (Note 1)	Liquidation Basis of Accounting
ASSETS:
Current Assets:
Cash and marketable securities	$66,668	$—	$66,668
Proceeds from transactions with Aladdin and Matsushita	—	5,826	5,826
Accounts receivable	2,209	(1,609)	600
Prepaid expenses	704	(704)	—
Other current assets	350	—	350

Total current assets	69,931	3,513	73,444
Property and equipment, net	2,734	(2,534)	200
Intangibles, net	856	(856)	—
Investments	343	(343)	—
Other assets	481	—	481

Total assets	74,345	(220)	74,125

LIABILITIES
Accounts payable	459	—	459
Accrued liabilities	3,900	1,950	5,850
Deferred revenue	2,310	(2,310)	—
Other liabilities	151	(142)	9

Total liabilities	6,820	(502)	6,318
Net assets available for distribution	$67,525	$282	$67,807

Common shares outstanding (Note 2)			17,604

	Net assets available for distribution per share (Notes 2 and 3)		$3.85

Note 1

Adjustments to the going concern basis of accounting balance sheet to the liquidation basis of accounting balance sheet reflect the transactions with both Aladdin and Matsushita and management's estimates of liquidation amounts for remaining assets and settlement of all remaining company obligations. Accrued liabilities includes estimates of all costs to be incurred by the Company from July 1, 2001 through the completion of the wind down of the Company. Actual values may differ from these estimates.

Note 2

Common shares outstanding reflect actual shares issued and outstanding as of June 30, 2001. As of June 30, 2001, the Company had approximately 600 in-the-money stock options outstanding, which, if exercised, would yield approximately $1,200 in additional proceeds which are not included in the pro forma balance sheet. If all these options are exercised, the net assets for distribution would be $69,007 which would result in net assets available for distribution per share of $3.79.

Note 3

The initial distribution per share as approved by the Board of Directors is $3.50 per share. The net assets available in excess of this initial distribution, or approximately $5.3 million assuming all in-the-money stock options are exercised, will be retained by the Company as a contingency reserve to ensure it may meet its legal obligations during the wind down period. The timing and amounts of any subsequent distributions will be determined by the Board of Directors.

QuickLinks

EXHIBIT 99.5
Preview Systems Reports Second Quarter 2001 Results
Initial Cash Distribution To Stockholders Approved At $3.50 Per Share
Plan of Liquidation & Dissolution Summary
Preview Systems, Inc. Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)
Preview Systems, Inc. Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)
Preview Systems, Inc. Consolidated Balance Sheets (in thousands, except per share amounts) (unaudited)
Preview Systems, Inc. Pro Forma Consolidated Balance Sheet June 30, 2001 (in thousands, except per share amounts) (unaudited)